Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

EPWK HOLDINGS LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.004 each	(1)	Other	221,376,995	$0.1050	$23,244,584.48	0.0001381	$3,210.08

Total Offering Amounts:							$23,244,584.48		3,210.08
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,210.08

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low price for the Class A ordinary shares on March 13, 2026.